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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


                    GENOME THERAPEUTICS RAISES $44.7 MILLION
                              IN ADDITIONAL CAPITAL

Waltham, Mass., July 10, 2000 - Genome Therapeutics Corp. (Nasdaq: GENE) today announced it has raised $44.7 million, net of offering expenses, in additional capital through the sale of common stock in a series of transactions on the Nasdaq National Market system. Investment banking firm Tucker Anthony Incorporated acted as the agent to the Company for these transactions.

The Company sold 1.5 million shares, at a weighted average price of $31.01, through Tucker Anthony's corporate services division.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offer is made only by the prospectus, a copy of which may be obtained from Genome Therapeutics Corp., 100 Beaver Street, Waltham, MA 02453, Attn: Investor Relations.

Genome Therapeutics (www.genomecorp.com) is a leader in the commercialization of genomics-based drug discovery. The Company's gene discovery strategy is to identify and characterize human genes associated with major diseases and elucidate microbial genes as novel drug targets against many serious infectious organisms. Together with its strategic partners, which include Schering-Plough, AstraZeneca, Wyeth-Ayerst and bioMerieux, Genome Therapeutics is using genomic information to develop a new generation of genomics-based pharmaceutical, vaccine and diagnostic products.

Statements in this press release that are not strictly historical are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement including, but not limited to, the ability of the Company and its alliance partners to (i) successfully develop products based on the Company's genomic information, (ii) obtain the necessary governmental approvals, (iii) effectively commercialize any products developed before its competitors and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in the Company's Annual Report on Form 10-K.


           Contacts:
           Christopher Taylor                       Douglas MacDougall
           Director of Investor Relations           Vice President
           Genome Therapeutics Corp.                Feinstein Kean Healthcare
           (781) 398-2466                           (617) 577-8110




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